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                                                                  EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of August 7, 1998 by and between MedPartners, Inc., a Delaware corporation ("Employer"), and Brad Karro ("Officer").

                                    RECITALS

         WHEREAS, Employer desires to retain the services of Officer and Officer desires to serve Employer in the capacity of Senior Vice President, COO Southern California; and

         WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer's employment with Employer under this Agreement.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

         1. Term. Employer agrees to employ Officer, and Officer agrees to serve Employer, on an "at will" basis for such period (such period being the "Term") as Employer desires to employ Officer and Officer agrees to serve Employer. Without limiting the generality of the foregoing sentence, Employer shall have the right to terminate Officer at any time for any reason or no reason without any obligation to Officer other than for Base Salary (as hereinafter defined) earned but unpaid through the date of such termination.

         2.       Employment of Officer.

                  (1) Position; Duties. Employer and Officer agree that, subject to the provisions of this Agreement Officer will serve as the Senior Vice President, COO Southern California of Employer.

         3.       Compensation.

                  (1) Salary. Employer shall pay Officer a salary in the amount of $275,000 per year (pro-rated for any partial year during the Term) (the "Base Salary") payable in equal semimonthly installments, less state and federal tax and other legally required withholdings. The Base Salary shall be subject to review and adjustment by the Board (or a Committee of the Board) from time-to-time consistent with past practice.

                  (2) Incentive Compensation. During the Term, Officer shall be eligible to receive from Employer incentive compensation in an amount equal to fifty (50%) percent of Base Salary (pro-rated for any partial calendar year during the Term), less state and federal tax and other


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legally required and Officer-authorized withholdings. The incentive compensation contemplated by this Section 3(b) shall be payable to Officer solely at the discretion of the President and Chief Executive Officer of Employer based upon Officer's performance hereunder. The incentive compensation which Officer shall be eligible to earn under this Section 3(b) shall be subject to review and adjustment by the Board (or a Committee of the Board) from time-to-time consistent with past practice.

         4.       Benefits.

                  (1) Stock Options Plans. As a material inducement to officer executing this Agreement, the Officer shall be granted options to purchase 150,000 shares of MedPartners, Inc. common stock, $0.001 par value. The terms of such options to be governed by the MedPartners, Inc. 1998 New Employee Stock Option Plan and a stock option agreement substantially in the form of Exhibit A attached hereto.

                  (2) Fringe Benefits. In addition to the compensation and other remuneration provided for in this Agreement, Officer shall be entitled, during the Term, to such other benefits of employment with Employer as are now or may after the date of this Agreement be in effect for employees of Employer at the same level as Officer.

                  (3) Relocation Package. Officer shall be entitled to receive Employer's standard relocation package as set forth in the MedPartners, Inc. Relocation Policy and Procedure Statement attached hereto as Exhibit B. In addition, Officer shall be entitled to receive an amount equal to $91,666.67, less state and federal tax and other legally required and Officer authorized withholdings, for certain miscellaneous items associated with Officer's relocation.

                  (4) Expenses. During the Term, Employer shall reimburse Officer promptly for all reasonable travel, entertainment, parking, business meeting and similar expenditures in pursuit and furtherance of Employer's business upon receipt of reasonable supporting documentation as required by Employer's policies applicable to its officers generally.

                  (5) Termination Benefits. Notwithstanding any provision of this Agreement to the contrary, if Officer is terminated by Employer for any reason other than for "cause" (as hereinafter defined), Officer shall be entitled to receive and Employer shall be obligated to pay, as severance for such termination, an amount equal to one year's Base Salary, less state and federal tax and other legally required withholdings. As defined herein, the term "Cause" shall mean Officer (i) materially breaches any material term of this Agreement, (ii) is convicted by a court of competent jurisdiction of a felony, (iii) refuses, fails or neglects to perform his duties under this Agreement in a manner substantially detrimental to the business of Employer,
(iv) engages in illegal or other wrongful conduct substantially detrimental to the business or reputation of Employer, or (v) develops or pursues interests substantially adverse to Employer; provided, however, that in the case of clauses (i), (iii), (iv), or (v), no such termination shall be effective unless
(1) Employer shall have given Officer 30 days' prior written notice of any conduct or deficiency in performance by Officer that Employer believes could, if not discontinued or corrected, lead to Officer's termination under this


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Section 4(5) in order that Officer shall have had an opportunity to cure such noncomplying conduct or performance, and (2) Officer shall not have cured such noncomplying conduct or performance during such notice period.

         5.       Trade Secrets and Confidentiality

                  (1) Trade Secrets. Officer agrees and covenants that, both during the Term and after termination of his employment, Officer will hold in a fiduciary capacity for the benefit of Employer, and shall not directly or indirectly use or disclose, except as authorized by Employer in connection with the performance of Officer's duties, any Trade Secret, as defined hereinafter, that Officer may have or acquire during the Term for so long as the such information remains a Trade Secret. The term "Trade Secret" as used in this Agreement shall mean information including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, including without limitation, information received by Employer or Officer from any client or potential client of Employer, which:

                  1. derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

                  2. is the subject of reasonable efforts by Employer or the client from which the information was received to maintain its secrecy.

                  (2) Confidentiality. In addition to the covenants set forth in Section 5(a) and not in limitation thereof, Officer agrees that, during the Term and for a period of five (5) years after termination of his employment, Officer will hold in a fiduciary capacity for the benefit of Employer and shall not directly or indirectly use or disclose, except as authorized by Employer in connection with the performance of Officer's duties, any Confidential or Proprietary Information, as defined hereinafter, that Officer may have or acquire (whether or not developed or compiled by Officer and whether or not Officer has been authorized to have access to such Confidential or Proprietary Information) during the Term. The term "Confidential or Proprietary Information" as used in this Agreement means any secret, confidential or proprietary information of Employer, including information received by Employer or Officer from any client or potential client of Employer, not otherwise included in the definition of "Trade Secret" in
Section 5(a) above. The term "Confidential or Proprietary Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the client to which such information pertains.

                  (3) Restrictions Supplemental to State Law. The restrictions set forth in Sections 5(a) and (b) are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Employer's right under applicable state law to protect its trade secrets and confidential information.


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         6.       Miscellaneous.

                  (1) Succession. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but Employer shall not have the right to assign this Agreement without the prior written consent of Officer. The obligations and duties of Officer under this Agreement shall be personal and not assignable.

                  (2) Notices. Any notice, request, instruction or other document to be given under this Agreement by any party to the others shall be in writing and delivered in person or by courier, telegraphed, telexed or sent by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

                           If to Officer:

                                    Brad Karro

                                    --------------------------------

                                    --------------------------------

                           If to Employer:

                                    MedPartners, Inc.
                                    3000 Galleria Tower
                                    Suite 1000
                                    Birmingham, Alabama 35244
                                    Attn: President and Chief Executive Officer

or to such other place as either party may designate as to itself by written notice to the other.

                  (3) Waiver; Amendment. No provision of this Agreement may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by the parties.

                  (4) Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Alabama, without regard to Alabama's choice of law rules.

                  (5) Arbitration. Any disputes or controversies arising under this Agreement shall be settled by arbitration in Birmingham, Alabama in accordance with the rules of the American Arbitration Association relating to the arbitration of commercial disputes. The determination and findings of such arbitrators shall be final and binding on all parties and may be enforced, if necessary, in the courts of the State of Alabama.


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                  (6)      Captions. Captions have been inserted solely for the
convenience of reference and in no way define, limit or describe the scope or substance of any provisions of this Agreement.

                  (7) Severability. If this Agreement shall for any reason be or become unenforceable by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect and, if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    MEDPARTNERS, INC.



                                    /s/ E. Mac Crawford
                                    -----------------------------
                                    E. Mac Crawford
                                    President and CEO



                                    /s/ Brad Karro
                                    -----------------------------
                                    Brad Karro


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                                                                       EXHIBIT A

                         Form of Stock Option Agreement



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                                                                       EXHIBIT B

                   Relocation Policy and Procedure Statement


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